Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges

	Six Months Ended June 30,	Years Ended December 31,
	2012	2011	2010	2009	2008	2007
Earnings before taxes	18,125	16,543	14,532	(7,810)	(21,335)	8,988
Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682

Earnings	26,927	39,392	45,095	38,199	36,301	75,670

Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682

Including interest on deposits	3.06	1.72	1.48	0.83	0.63	1.13

Earnings before taxes	18,125	16,543	14,532	(7,810)	(21,335)	8,988
Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682
Interest on deposits	(5,665)	(16,309)	(23,445)	(38,621)	(48,722)	(57,902)

Earnings	21,262	23,083	21,650	(422)	(12,421)	17,768

Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682
Interest on deposits	(5,665)	(16,309)	(23,445)	(38,621)	(48,722)	(57,902)

Fixed costs	3,137	6,540	7,118	7,388	8,914	8,780

Excluding interest on deposits	6.78	3.53	3.04	(0.06)	(1.39)	2.02

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Six Months Ended June 30,	Years Ended December 31,
	2012	2011	2010	2009	2008	2007
Earnings before taxes	18,125	16,543	14,532	(7,810)	(21,335)	8,988
Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682

Earnings	26,927	39,392	45,095	38,199	36,301	75,670

Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682
Preferred stock dividends	1,646	3,293	3,293	3,293	106	—

Fixed costs	10,448	26,142	33,856	49,302	57,742	66,682

Including interest on deposits	2.58	1.51	1.33	0.77	0.63	1.13

Earnings before taxes	18,125	16,543	14,532	(7,810)	(21,335)	8,988
Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682
Interest on deposits	(5,665)	(16,309)	(23,445)	(38,621)	(48,722)	(57,902)

Earnings	21,262	23,083	21,650	(422)	(12,421)	17,768

Fixed costs	8,802	22,849	30,563	46,009	57,636	66,682
Interest on deposits	(5,665)	(16,309)	(23,445)	(38,621)	(48,722)	(57,902)
Preferred stock dividends	1,646	3,293	3,293	3,293	106	—

Fixed costs	4,783	9,833	10,411	10,681	9,020	8,780

Excluding interest on deposits	4.45	2.35	2.08	(0.04)	(1.38)	2.02